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                                                                     EXHIBIT 2.1


                            AMENDMENT NO. 1 TO THE
                     AGREEMENT AND PLAN OF REORGANIZATION


        THIS AMENDMENT NO 1. to the AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of February 17, 1997 (the "Merger Agrement," capitalized terms used but not otherwise defined herein are used herein as therein defined), among SUN HEALTHCARE GROUP, INC., a corporation organized and existing under the laws of the State of Delaware ("Parent"), PEACH ACQUISITION CORPORATION, a corporation organized and existing under the laws of the State of Colorado ("Merger Sub") and a direct wholly owned subsidiary of Parent, and RETIREMENT CARE ASSOCIATES, INC., a corporation organized and existing under the laws of the State of Colorado (the "Company"), is made this 27th day of May, 1997 by and among Parent, Merger Sub and the Company.

                              W I T N E S E T H:


        WHEREAS, Parent, Merger Sub, and the Company desire to amend the Merger Agreement as provided herein.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledge, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

        SECTION 1: Amendments to Merger Agreement. The Merger Agreement is hereby amended as follows:

        (a) Section 3.01(a) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

        "(a)    Each share of Company Common Stock issued and outstanding
   immediately prior to the Effective Time (other than any shares of Company Common Stock to be cancelled pursuant to Section 3.01(d) and any Dissenting Shares) and all rights in respect thereof shall forthwith cease to exist and shall be converted into and become exchangeable for the lower of (i) 0.68265 shares of Parent Common Stock and (ii) in the event that the Series AA Exchange Ratio is greater than 0.714, 0.68265 shares of Parent Common Stock multiplied by the Adjustment Factor (the lower of such numbers being the "Common Exchange Ratio");



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        (b)     Article IV of the Merger Agreement is hereby amended by adding the following Section 4.24 immediately following Section 4.23 thereof:

        "SECTION 4.24. Receivables and Payables. (a) Section 4.24(a) of the Company Disclosure Schedule sets forth an aged list of the accounts receivable of the Company and the Company Subsidiaries as of April 30, 1997, separately showing the amount of receivables held by the Company and each Company Subsidiary that as of such date had been outstanding (i) 30 days or less, (ii) 31 to 60 days, (iii) 61 to 90 days, (iv) 91 to 120 days and (v) more than 120 days, and separately showing as to each of the foregoing categories the amount of such receivables that are owned by affiliates of the Company. Except to the extent, if any, reserved against in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 (the "Company 10-Q"), all accounts receivable reflected in the Company 10-Q arose in, and the Company's accounts receivable existing at the Effective Time will have arisen in, the ordinary course of business, representing bona fide claims of the Company against debtors for sales made, services performed or other charges that to the best of the Company's knowledge are not subject to valid claims of set-off or other defenses or counterclaims and will be collectible in the ordinary course of business without resort to litigation or extraordinary collection practices.

        (b) Section 4.24(b) of the Company Disclosure Schedule sets forth an aged list of the accounts payable of the Company and the Company Subsidiaries as of April 30, 1997, separately showing the amount of payables owed by the Company and each Company Subsidiary that as of such date has been outstanding (i) 30 days or less, (ii) 31 to 60 days, (iii) 61 to 90 days, (iv) 91 to 120 days and (v) more than 120 days. Except to the extent set forth on Section 4.24(b) of the Company Disclosure Schedule, not of Christopher F. Brogdon, Edward B. Lane, Darrell C. Tucker, Philip M. Rees, John R. Mack or Jeffrey Andrews has been informed by any creditor that any account payable in excess of $35,000 is past due and that as a result of such past due account such creditor has interrupt, suspended or terminated, or threatened to interrupt, suspend or terminate, the provision of goods or services to the Company or any Company Subsidiary (other than where the Company has arranged for an alternate supplier of such goods or services on terms no less favorable ot the Company than those previously available from the terminated supplier prior to such termination.")

        (c) Clause (iv) of Section 6.01(c) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

        "(iv) enter into any contract or agreement (A) relating to the provision or receipt of pharmacy products or services, therapy or supplies, or (B) after May 27, 1997 involving annual payment of more than $25,000, which, in the case of either (A) or (B), is not cancelable without penalty upon not more than 60 days notice;"




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        (d)     Section 6.04 of the Merger Agreement is hereby amended by
deleting the word "and" immediately preceding clause (v) thereof and adding the following clause (vi) immediately following clause (v) thereof:

        "; and (vi) the receipt by any of Christopher F. Brogdon, Edward E. Lane, Darrell C. Tucker, Philip M. Rees, John R. Mack or Jeffrey
   Andrews of notice from any creditor that any account payable in excess of $35,000 is past due and that as a result of such past due account such creditor has interrupted, suspended or terminated, or threatened to interrupt, suspend or terminate, the provision of goods or services to the Company or any Company Subsidiary (other than where the Company has arranged for an alternate supplier of such goods or services on terms no less favorable to the Company than those previously available from the terminated supplier prior to such termination)."

        (e) Section 7.10 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

        "SECTION 7.10. In-House Rehab Corporation. For a period of 24 months after the Effective Time, Parent agrees that it will (i) not permit the Surviving Corporation to voluntarily sell the shares of capital stock of In-House Rehab Corporation ("In-House") owned by the Company at the Effective Time unless such sale is permitted under Section 6.07 hereof, (ii) not purchase, nor permit the Surviving Corporation to purchase any additional shares of capital stock of In-House; and (iii) cause the Surviving Corporation to vote all of the shares of In-House owned by it in favor of the director candidates nominated by the board of directors of In-House. Nothing in Section 6.07 or this Section 7.10 shall limit the Parent's or the Surviving Corporation's ability to (a) tender or sell any of its shares of capital stock of In-House in connection with a tender offer or any other transaction or series of related transactions in which a third party (including a "group" within the meaning of Section 13(d)(3) of the Exchange Act, but excluding any affiliate of the Parent or the Surviving Corporation) acquires or becomes the beneficial owner of (i) ore than fifty percent (50%) of the outstanding voting securities of In-House or the surviving entity, whether by merger, consolidation, reorganization or other similar means, or (ii) all or substantially all of the assets of In-House,
   (b) sell or exchange any of its shares of capital stock of In-House in connection with a plan or reorganization pursuant to a bankruptcy proceeding, or (c) sell its shares of capital stock of In-House to In-House pursuant to a stock repurchase program."

        (f)     The Company Disclosure Schedule is hereby amended as follows:

                (i) The page of Section 4.03 of the Company Disclosure Schedule entitled "Retirement Care Associates, Inc. - Warrants and Convertible Securities Outstanding at February 13, 1997" is hereby amended and restated in its entirety by Schedule I hereto; and

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                (ii)    Schedule II hereto is added to the Company Disclosure
        Scheudle as Section 4.24 thereto.

        (g) Ten days after the Company shall have certified in writing to Parent that it has provided Parent with all information known to the Company as of the date of such certificate with respect to the matters set forth on Scheule III hereto (the "Certification Date"), the Company Disclosure Schedule shall be amended as follows:

                (i) Section 4.03 of the Company Disclosure Schedule shall be amended from and after the Certificate Date by adding Section
        4.03 of Schedule III hereto thereto;

                (ii) Section 4.09(g) of the Company Disclosure Schedule shall be amended from and after the Certificate Date by adding
        Section 4.09(g) of Schedule III hereto thereto; and

                (iii) Section 7.11 of the Company Disclosure Schedule shall be amended from and after the Certification Date by adding
        Section 7.11 of the Schedule III hereto thereto.

                SECTION 2.  Representations and Warranties.

                (a) Representations and Warranties of the Company. The Company hereby represents and warrants to Parent and Merger Sub that: The Company has all necessary corporate power and authority to execute and deliver this Amendment, to perform its obligations under the Merger Agreement as amended hereby and to consummate the transactions contemplated hereby. The execution and delivery of this Amendment by the Company and the consummation by the Company of the transactions contemplated by the Merger Agreement as amended hereby have been duly and validly authorized by all necessary corporate action (other than stockholder approval as described in the Merger Agreement). This Amendment has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and biding obligation of the Company, enforceable against the Company in accordance with its terms. Except as set forth on Schedules III and IV hereto, each of the representations and warranties of the Company contained in the Merger Agreement that is qualified by materiality is true, complete and correct on and as of the date hereof as if made at and as of the date hereof (other than representations and warranties which address matters only as of a certain date which shall be true, complete and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true, complete and correct in all material respects on and as of the date hereof as if made at and as of the date hereof (other than representations and warranties which address matters only as of a certain date which shall be true, complete and correct in all material respects as of such certain date), in each case except as contemplated or permitted by the Merger Agreement. The Company acknowledged and agrees that
(i) Parent shall not have waived any of its rights or remedies under Section
8.03 or 9.01 of the Merger Agreement with respect to anything set forth on Schedule

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III hereto until the Certificate Date shall have occurred; and (ii) Schedule IV hereto is no an amendment ot Article IV of the Merger Agreement or to the Company Disclosure Schedule and that Parent has not waived any of its rights or remedies under Section 8.03 or 9.01 of the Merger Agreement with respect to anything set fort on Schedule IV hereto.

            (b) Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that: Parent and Merger Sub have all necessary corporate power and authority to execute and deliver this Amendment, to perform their respective obligations under the Merger Agreement as amended hereby and to consummate the transactions contemplated hereby. The execution and delivery of this Amendment by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by the Merger Agreement as amended hereby have been duly and validly authorized by all necessary corporate action (other than stockholder approval as described in the Merger Agreement). This Amendment has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms. Each of the representations and warranties of Parent and Merger Sub contained in the Merger Agreement that is qualified by materiality is true, complete and correct on and as of the date hereof as if made at and as of the date hereof (other than representations and warranties which address matters only as of certain date which shall be true, complete and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true, complete and correct in all material respects on as as of the date hereof as if made at and as of the date hereof (other than representations and warranties which address matters only as of a certain date which shall be true, complete and correct in all material respects as of such certain date), in each case as contemplated or permitted by the Merger Agreement.

                SECTION 3. Effect on Merger Agreement. Except as otherwise specifically provided herein, the Merger Agreement shall not be amended but shall remain in full force and effect.

                SECTION 4. Counterparts. This Amendment may be signed in one or more counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same instrument.





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        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                        SUN HEALTHCARE GROUP, INC


                                        By: /s/ Robert D. Woltil
                                           -------------------------------------
                                           Name: Robert D. Woltil
                                           Title: Senior Vice President for
                                                  Financial Services and Chief
                                                  Financial Officer


                                        PEACH ACQUISITION CORPORATION


                                        By: /s/ Robert D. Woltil
                                           -------------------------------------
                                           Name: Robert D. Woltil
                                           Title: Vice President


                                        RETIREMENT CARE ASSOCIATES, INC.


                                        By: /s/ Christopher F. Brogdon
                                           -------------------------------------
                                           Name: Christopher F. Brogdon
                                           Title: President and Chief Executive
                                                  Officer





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Schedule I     -     Attach revised page of Company Disclosure Schedule
                     entitled "Retirement Care Associates, Inc. - Warrants and Convertible Securities Outstanding at February 13, 1997"